Exhibit 99.1
TIME WARNER CABLE REPORTS
SECOND QUARTER 2007 RESULTS
Revenues Increased 59%, Operating Income Before Depreciation and Amortization Rose 52% and Operating Income Grew 31% Over Prior Year Quarter
Triple Play Subscribers Totaled 13% of Customer Relationships, with 186,000 Net Additions During the Second Quarter
Revenue Generating Unit Net Additions of 546,000 During the Second Quarter
NEW YORK, NY, August 1, 2007 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its second quarter ended June 30, 2007.
Time Warner Cable President and Chief Executive Officer Glenn Britt said: “I’m pleased to report another quarter of strong financial results. For the first time, we generated more than $4 billion in quarterly revenues, and we delivered $1.4 billion in OIBDA, with OIBDA margins reaching 36% — a more than 200 basis point expansion over the first quarter of 2007. We continue to generate strong free cash flow, reporting $591 million for the first six months of the year. These results keep us firmly on track to achieve our 2007 financial objectives.”
Mr. Britt continued: “We added 546,000 net RGUs during the second quarter, and our team at Time Warner Cable is focused on driving continued growth. That means further expanding our services and fine-tuning our marketing and bundling strategies. Residential customers can expect to see new offerings in our Digital Phone service and new tiers in our Road Runner high-speed data service. They can also expect additional Enhanced TV features, like Start Over and Look Back, which provide time-shifting capabilities without the need for a DVR. We’re continuing to roll out our commercial phone service, now available in nine cities, and we’re also laying the groundwork for future interactive advertising opportunities. Time Warner Cable remains confident that our innovative and customer-focused approach will drive future growth and shareholder value.”

BASIS OF PRESENTATION
On July 31, 2006, a subsidiary of Time Warner Cable, Time Warner NY Cable LLC (“TW NY”), acquired certain cable systems from Adelphia Communications Corporation, Comcast Corporation’s (“Comcast”) interests in Time Warner Cable and Time Warner Entertainment Company, L.P. (“TWE”) were redeemed, and TW NY and Comcast also exchanged certain cable systems. Collectively, these acquisitions and dispositions are referred to as the “Transactions.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an unconsolidated joint venture between Time Warner Cable and Comcast, distributed its assets to its partners. Time Warner Cable received the systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers at December 31, 2006, and began consolidating the financial results of the Kansas City Pool on January 1, 2007.
For the presentation of subscriber information, the systems that the Company acquired in the Transactions, which served approximately 3.8 million basic video subscribers at June 30, 2007, are referred to as the “Acquired Systems.” Those systems that the Company owned both before and after the Transactions as well as the Kansas City Pool, which together served approximately 9.6 million basic video subscribers at June 30, 2007, are referred to as the “Legacy Systems.”
For the presentation of financial information, however, “Legacy Systems” refers only to those systems that the Company owned both before and after the Transactions and does not include the Kansas City Pool (the financial results of which the Company has shown separately). The “Acquired Systems” has the same definition as above.
The pro forma financial information for 2006 presents the results as if the Transactions had occurred, and the Kansas City Pool had been consolidated, on January 1, 2006.
SECOND QUARTER RESULTS
Revenues for the second quarter rose 59% ($1.5 billion) over the second quarter of 2006 to $4.0 billion, due primarily to the addition of the Acquired Systems ($1.0 billion), the consolidation of the Kansas City Pool ($219 million) and 10% growth in the Legacy Systems.
Subscription revenues increased 59% ($1.4 billion) to $3.8 billion. Video revenues grew 59% ($954 million) to $2.6 billion due primarily to the addition of the Acquired Systems ($712 million) and the consolidation of the Kansas City Pool ($138 million), as well as the continued increase in penetration of digital video services, video price increases and year-over-year basic video subscriber growth in the Legacy Systems. High-speed data revenues increased 54% ($323 million) to $924 million, driven mainly by the addition of the Acquired Systems ($207 million) and the consolidation of the Kansas City Pool ($51 million), as well as continued year-over-year subscriber growth in the Legacy Systems. Voice revenues climbed 75% ($122 million) to $285 million, primarily as a result of strong Digital Phone subscriber growth.
Advertising revenues increased 70% ($93 million) to $226 million, due to the addition of the Acquired Systems ($76 million), the consolidation of the Kansas City Pool ($9 million) and growth in the Legacy Systems ($8 million).
Operating Income before Depreciation and Amortization grew 52% ($494 million) compared to the second quarter of 2006 to $1.4 billion, benefiting from revenue growth, offset partially by increases in operating expenses related primarily to video programming and employee expenses. Total video programming expenses increased 66% ($351 million) to $882 million. The increase in video programming expenses was due primarily to the addition of the Acquired Systems ($256 million) and the consolidation of the Kansas City Pool ($51 million), as well as increases in contractual rates, year-over-year video subscriber growth and the expansion of service offerings in the Legacy Systems. Operating Income before Depreciation and Amortization also included merger-related and restructuring charges of $6 million for the second quarter of 2007 compared to $11 million for the second quarter of 2006.

Operating Income increased 31% ($167 million) over the second quarter of 2006 to $711 million, due primarily to the increase in Operating Income before Depreciation and Amortization, offset partially by higher depreciation ($281 million) and amortization ($46 million) expenses. The increase in depreciation expense was due primarily to the addition of the Acquired Systems, the consolidation of the Kansas City Pool and demand-driven increases in recent years of purchases of customer premise equipment. The increase in amortization expense was due primarily to the amortization of intangible assets related to customer relationships associated with the Acquired Systems, offset partially by a decrease due to the absence of amortization expense associated with customer relationships recorded in connection with the restructuring of TWE in 2003, which were fully amortized at the end of the first quarter of 2007.
Cash Provided by Operating Activities for the first six months of 2007 totaled $2.2 billion.
Capital Spending for the first six months of 2007 totaled $1.6 billion, an increase of $533 million compared to capital spending from continuing operations for the first six months of 2006. The increase in capital spending was primarily related to the addition of the Acquired Systems, as well as the continued roll-out of advanced digital services. Capital spending for the second quarter of 2007 totaled $831 million.
Free Cash Flow for the first six months of 2007 totaled $591 million. Net debt and mandatorily redeemable preferred membership units as of June 30, 2007, totaled $14.1 billion.
Income and Per Share Results
For the second quarter of 2007, income before discontinued operations and cumulative effect of accounting change and net income were both $272 million, or $0.28 per basic and diluted common share. This compares to income before discontinued operations and cumulative effect of accounting change for the second quarter of 2006 of $260 million, or $0.26 per basic and diluted common share, and net income for the second quarter of 2006 of $293 million, or $0.29 per basic and diluted common share.
Income before discontinued operations and cumulative effect of accounting change increased for the second quarter of 2007 as compared to the second quarter of 2006 primarily due to an increase in Operating Income, offset in part by higher interest expense. Net income decreased for the second quarter of 2007 due to the absence of income from discontinued operations, offset in part by an increase in income before discontinued operations and cumulative effect of accounting change.
Table 1
Second Quarter Results
(Unaudited)

	Three Months Ended June 30, 2007				Three Months Ended June 30, 2006
	Legacy	Acquired	Kansas	Total	Legacy	Acquired	Kansas	Total
	Systems	Systems	City Pool	Systems	Systems	Systems	City Pool	Systems
	(in millions)				(in millions)
Subscription revenues:
Video	$1,729	$712	$138	$2,579	$1,625	$—	$—	$1,625
High-speed data	666	207	51	924	601	—	—	601
Voice(a)	245	19	21	285	163	—	—	163

Total Subscription revenues	2,640	938	210	3,788	2,389	—	—	2,389
Advertising revenues	141	76	9	226	133	—	—	133

Total revenues	$2,781	$1,014	$219	$4,014	$2,522	$—	$—	$2,522

OIBDA				$1,444				$950

Operating Income				$711				$544

(a)	Voice revenues for the three months ended June 30, 2007, for the Acquired Systems included approximately $11 million of revenues associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service.

Table 2
Year to Date Results
(Unaudited)

	Six Months Ended June 30, 2007				Six Months Ended June 30, 2006
	Legacy	Acquired	Kansas	Total	Legacy	Acquired	Kansas	Total
	Systems	Systems	City Pool	Systems	Systems	Systems	City Pool	Systems
	(in millions)				(in millions)
Subscription revenues:
Video	$3,403	$1,407	$273	$5,083	$3,199	$—	$—	$3,199
High-speed data	1,314	404	100	1,818	1,169	—	—	1,169
Voice(a)	475	34	40	549	297	—	—	297

Total Subscription revenues	5,192	1,845	413	7,450	4,665	—	—	4,665
Advertising revenues	257	140	18	415	242	—	—	242

Total revenues	$5,449	$1,985	$431	$7,865	$4,907	$—	$—	$4,907

OIBDA				$2,751				$1,801

Operating Income				$1,290				$996

(a)	Voice revenues for the six months ended June 30, 2007, for the Acquired Systems included approximately $25 million of revenues associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service.
SECOND QUARTER PRO FORMA RESULTS
Compared to pro forma results for the second quarter of 2006, Total revenues for the second quarter of 2007 increased 9% ($316 million) to $4.0 billion, and Subscription revenues rose 9% ($301 million) to $3.8 billion.
Compared to pro forma results for the second quarter of 2006, Operating Income before Depreciation and Amortization for the second quarter of 2007 rose 9% ($116 million) to $1.4 billion and Operating Income increased 5% ($35 million) to $711 million.
Table 3
Comparison to Pro Forma 2006 Results
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006(a)	2007	2006(a)
		(pro forma)		(pro forma)
	(in millions)		(in millions)
Subscription revenues:
Video	$2,579	$2,484	$5,083	$4,881
High-speed data	924	808	1,818	1,574
Voice	285	195	549	361

Total Subscription revenues	3,788	3,487	7,450	6,816
Advertising revenues(b)	226	211	415	384

Total revenues	$4,014	$3,698	$7,865	$7,200

OIBDA	$1,444	$1,328	$2,751	$2,498

Operating Income	$711	$676	$1,290	$1,197

(a)	For the three and six months ended June 30, 2006, the pro forma information presents the Company’s results as if the Transactions had occurred and the Kansas City Pool had been consolidated on January 1, 2006.
(b)	For the three and six months ended June 30, 2007, the results reflect approximately $14 million and $24 million, respectively, of incremental Advertising revenues, as compared to the comparable periods in 2006, from the consolidation of Adlink Cable Advertising, LLC (“Adlink”). Adlink interconnects the Los Angeles area cable television systems to sell regional and national advertising. As a result of its increased ownership interest in Adlink arising from the Transactions, the Company began consolidating the operating results as of July 31, 2006. The pro forma results for the three and six months ended June 30, 2006, do not reflect the consolidation of Adlink.

SUBSCRIBER UPDATE
For definitions of certain terms, please refer to Table 4 below, which presents selected subscriber data.
Revenue Generating Units (“RGUs”). During the second quarter of 2007, RGU net additions totaled 546,000. Total RGUs were 31.0 million at June 30, 2007.
Bundled Subscribers. At the end of the second quarter, nearly 6.7 million customers (45% of the 14.7 million total customer relationships) subscribed to two or more of the Company’s primary services (video, high-speed data and voice), representing a net addition of 184,000 during the second quarter. Bundled subscribers in the Legacy Systems totaled 5.2 million (49% of customer relationships in the Legacy Systems), representing a net addition of 150,000 during the second quarter. Bundled subscribers in the Acquired Systems totaled 1.5 million (35% of customer relationships in the Acquired Systems), representing a net addition of 34,000 during the second quarter.
Triple play subscribers totaled 1.9 million (13% of total customer relationships), a net addition of 186,000 during the second quarter. The Legacy Systems posted 149,000 triple play net additions to end the quarter at 1.8 million (17% of customer relationships in the Legacy Systems), and the Acquired Systems posted 37,000 triple play net additions to end the quarter at 82,000 (2% of customer relationships in the Acquired Systems).
Basic Video. At June 30, 2007, Time Warner Cable served 13.4 million basic video subscribers, representing 51% of its homes passed. In the Legacy Systems, basic video penetration was 56% of homes passed. Basic video subscribers decreased a net 57,000 during the second quarter, with net reductions of 19,000 in the Legacy Systems and 38,000 in the Acquired Systems.
Digital Video. At the end of the second quarter, digital video subscribers totaled 7.7 million, representing a 58% penetration of basic video customers. Digital video net additions were 184,000 during the second quarter. The Legacy Systems grew by 117,000 net additions, and the Acquired Systems grew by 67,000 net additions during the second quarter.
Residential High-speed Data. At June 30, 2007, the Company had 7.2 million residential high-speed data subscribers, representing a 28% penetration of service-ready homes passed. Residential high-speed data net additions were 188,000 during the second quarter. The Legacy Systems contributed net additions of 128,000, and the Acquired Systems contributed net additions of 60,000 during the second quarter.
Digital Phone. At the end of the second quarter, Digital Phone subscribers totaled 2.3 million, representing a 12% penetration of service-ready homes passed. Digital Phone net additions were 241,000 during the second quarter. The Legacy Systems grew by 178,000 net additions, and the Acquired Systems grew by 63,000 net additions during the second quarter.

Table 4
Selected Operating Data

	Legacy Systems			Acquired Systems			Total Systems
		Net			Net		Net
		Additions			Additions		Additions
	3/31/07	(Declines)(a)	6/30/07	3/31/07	(Declines)(a)	6/30/07	(Declines)(a)	6/30/07
	(in thousands)			(in thousands)			(in thousands)
Subscriber Data:
Homes passed(b)	16,891	67	16,958	9,393	(16)	9,377	51	26,335
Basic video subscribers(c)	9,597	(19)	9,578	3,851	(38)	3,813	(57)	13,391
Digital video subscribers(d)	5,498	117	5,615	2,050	67	2,117	184	7,732
Residential high-speed data subscribers(e)	5,322	128	5,450	1,678	60	1,738	188	7,188
Commercial high-speed data subscribers(e)	219	8	227	35	1	36	9	263
Digital Phone subscribers(f)	2,067	178	2,245	27	63	90	241	2,335
Circuit-switched telephone service subscribers(g)	—	—	—	93	(19)	74	(19)	74
Revenue generating units(h)	22,703	412	23,115	7,734	134	7,868	546	30,983
Customer relationships(i)	10,493	(4)	10,489	4,192	(4)	4,188	(8)	14,677

	3/31/07			6/30/07
	Legacy	Acquired	Total	Legacy	Acquired	Total
	Systems	Systems	Systems	Systems	Systems	Systems
Penetration Data:
Basic video(j)	56.8%	41.0%	51.2%	56.5%	40.7%	50.8%
Digital video(k)	57.3%	53.2%	56.1%	58.6%	55.5%	57.7%
Residential high-speed data(l)	31.7%	18.2%	26.9%	32.4%	18.9%	27.6%
Digital Phone(m)	13.1%	1.7%	12.0%	14.0%	2.3%	11.8%

(a)	Net additions (declines) reflect subscriber activity for the three months ended June 30, 2007.
(b)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines.
(c)	Basic video subscriber numbers reflect billable subscribers who receive basic video service.
(d)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.
(e)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by the Company.
(f)	Digital Phone subscriber numbers include billable subscribers of IP-based telephony service.
(g)	Circuit-switched telephone subscriber numbers include billable subscribers acquired from Comcast who receive traditional, circuit-switched telephone service.
(h)	Revenue generating units represent the total of all basic video, digital video, high-speed data, Digital Phone and circuit-switched telephone service customers.
(i)	Customer relationships represent the number of subscribers that receive at least one level of service, including circuit-switched telephone service, encompassing video, high-speed data and voice services, without regard to the number of service(s) purchased. For example, a subscriber who purchases only high-speed data services and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.
(j)	Basic video penetration represents basic video subscribers as a percentage of homes passed.
(k)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.
(l)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of high-speed data service-ready homes passed.
(m)	Digital Phone penetration represents Digital Phone subscribers as a percentage of Digital Phone service-ready homes passed.
Use of Operating Income before Depreciation and Amortization and Free Cash Flow
Operating Income before Depreciation and Amortization (“OIBDA”) is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of the Company’s business because OIBDA eliminates the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA because it believes this measure provides valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA is a significant measure used in the Company’s annual incentive compensation programs. OIBDA also is a metric used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance and is an important measure in the Time Warner reportable segment disclosures. Management also uses OIBDA because it believes it provides an indication of the Company’s ability to service debt and fund capital expenditures, as OIBDA removes the impact of depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of this measure is that it does not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of OIBDA related to the minority ownership, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. It is also a significant component of the Company’s annual incentive compensation programs. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
Both OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.
About Time Warner Cable
Time Warner Cable owns and manages cable systems passing approximately 26 million homes in 33 states. The Company has 14.7 million customers for its various services, including video, high-speed data and voice, which includes approximately 13.4 million basic video subscribers and nearly 6.7 million customers who purchase more than one service. Time Warner Cable includes some of the most technologically advanced and best-clustered cable systems in the country, with nearly 85 percent of the Company’s customers located in five geographic regions: New York, Texas, Ohio, the Carolinas and southern California. It is the largest cable provider in the nation’s two largest cities, Los Angeles and New York. Leveraging its leadership in innovation and quality customer care, Time Warner Cable delivers advanced services such as video-on-demand, high-definition television, digital video recorders, high-speed data and Digital Phone.
Information on 2007 Business Outlook Release and Conference Call
Time Warner Cable issued a separate release today regarding its 2007 full-year business outlook. The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, August 1, 2007. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, sales of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications Mark Harrad (212) 364-8203	Investor Relations Tom Robey (212) 364-8218
Alex Dudley (212) 364-8229
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2007	2006
	(in millions)
ASSETS
Current assets
Cash and equivalents	$70	$51
Receivables, less allowances of $88 million in 2007 and $73 million in 2006	684	632
Receivables from affiliated parties	5	98
Other current assets	88	77
Current assets of discontinued operations	—	52

Total current assets	847	910
Investments	692	2,072
Property, plant and equipment, net	12,301	11,601
Intangible assets subject to amortization, net	824	876
Intangible assets not subject to amortization	38,957	38,051
Goodwill	2,109	2,059
Other assets	143	174

Total assets	$55,873	$55,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$342	$516
Deferred revenue and subscriber-related liabilities	189	156
Payables to affiliated parties	180	165
Accrued programming expense	480	524
Other current liabilities	1,163	1,113
Current liabilities of discontinued operations	11	16

Total current liabilities	2,365	2,490
Long-term debt	13,869	14,428
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income tax obligations, net	13,053	12,902
Long-term payables to affiliated parties	131	137
Other liabilities	422	296
Noncurrent liabilities of discontinued operations	1	2
Minority interests	1,674	1,624
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of June 30, 2007 and December 31, 2006	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of June 30, 2007 and December 31, 2006	1	1
Paid-in-capital	19,307	19,314
Accumulated other comprehensive loss, net	(143)	(130)
Retained earnings	4,884	4,370

Total shareholders’ equity	24,058	23,564

Total liabilities and shareholders’ equity	$55,873	$55,743

See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in millions, except per share data)		(in millions, except per share data)
Revenues:
Subscription:
Video	$2,579	$1,625	$5,083	$3,199
High-speed data	924	601	1,818	1,169
Voice	285	163	549	297

Total Subscription	3,788	2,389	7,450	4,665
Advertising	226	133	415	242

Total revenues	4,014	2,522	7,865	4,907
Costs and expenses:
Costs of revenues(a)	1,872	1,115	3,755	2,202
Selling, general and administrative(a)	692	446	1,343	883
Depreciation	669	388	1,318	768
Amortization	64	18	143	37
Merger-related and restructuring costs	6	11	16	21

Total costs and expenses	3,303	1,978	6,575	3,911

Operating Income	711	544	1,290	996
Interest expense, net	(227)	(113)	(454)	(225)
Income from equity investments, net	4	24	7	42
Minority interest expense, net	(41)	(25)	(79)	(43)
Other income (expense), net	(3)	—	143	1

Income before income taxes, discontinued operations and cumulative effect of accounting change	444	430	907	771
Income tax provision	(172)	(170)	(359)	(307)

Income before discontinued operations and cumulative effect of accounting change	272	260	548	464
Discontinued operations, net of tax	—	33	—	64
Cumulative effect of accounting change, net of tax	—	—	—	2

Net income	$272	$293	$548	$530

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.28	$0.26	$0.56	$0.47
Discontinued operations	—	0.03	—	0.06
Cumulative effect of accounting change	—	—	—	—

Basic net income per common share	$0.28	$0.29	$0.56	$0.53

Average basic common shares	976.9	1,000.0	976.9	1,000.0

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.28	$0.26	$0.56	$0.47
Discontinued operations	—	0.03	—	0.06
Cumulative effect of accounting change	—	—	—	—

Diluted net income per common share	$0.28	$0.29	$0.56	$0.53

Average diluted common shares	977.2	1,000.0	977.1	1,000.0

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2007	2006
	(in millions)
OPERATING ACTIVITIES
Net income(a)	$548	$530
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(2)
Depreciation and amortization	1,461	805
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	(146)	—
Income from equity investments, net of cash distributions	8	(42)
Minority interest expense, net	79	43
Deferred income taxes	183	188
Equity-based compensation	38	21
Changes in operating assets and liabilities, net of acquisitions:
Receivables	68	(14)
Accounts payable and other liabilities	(97)	(34)
Other changes	16	(9)
Adjustments relating to discontinued operations(a)	46	55

Cash provided by operating activities	2,204	1,541

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	23	(105)
Capital expenditures from continuing operations	(1,551)	(1,018)
Capital expenditures from discontinued operations	—	(48)
Proceeds from disposal of property, plant and equipment	4	6

Cash used by investing activities	(1,524)	(1,165)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	238	(346)
Borrowings	5,629	—
Repayments	(6,448)	—
Excess tax benefit from exercise of stock options	5	—
Principal payments on capital leases	(2)	—
Distributions to owners, net	(19)	(16)
Other	(64)	—

Cash used by financing activities	(661)	(362)

INCREASE IN CASH AND EQUIVALENTS	19	14
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	51	12

CASH AND EQUIVALENTS AT END OF PERIOD	$70	$26

(a)	Includes income from discontinued operations of $64 million for the six months ended June 30, 2006 (none for the six months ended June 30, 2007). Net cash flows from discontinued operations were $46 million and $119 million for the six months ended June 30, 2007 and 2006, respectively.
(b)	Borrowings (repayments), net, reflect borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings. Borrowings (repayments), net, also includes $28 million and $13 million of debt issuance costs for the six months ended June 30, 2007 and 2006, respectively.
Note: Certain reclassifications have been made to the prior year’s financial information to conform to the June 30, 2007 presentation.
See accompanying notes.

TIME WARNER CABLE INC.
RECONCILIATION OF OPERATING INCOME TO OIBDA AND
OPERATING INCOME AND OIBDA AS PERCENTAGES OF TOTAL REVENUES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in millions)		(in millions)
Operating Income	$711	$544	$1,290	$996
Depreciation	669	388	1,318	768
Amortization	64	18	143	37

OIBDA	$1,444	$950	$2,751	$1,801

Total revenues	$4,014	$2,522	$7,865	$4,907

Operating Income as a percentage of Total revenues	17.7%	21.6%	16.4%	20.3%

OIBDA as a percentage of Total revenues	36.0%	37.7%	35.0%	36.7%

Three Months
Ended
March 31, 2007
(in millions)
Operating Income	$579
Depreciation	649
Amortization	79

OIBDA	$1,307

Total revenues	$3,851

Operating Income as a percentage of Total revenues	15.0%

OIBDA as a percentage of Total revenues	33.9%

TIME WARNER CABLE INC.
RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO
FREE CASH FLOW
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in millions)		(in millions)
Cash provided by operating activities	$1,198	$759	$2,204	$1,541
Reconciling items:
Discontinued operations, net of tax	—	(33)	—	(64)
Adjustments relating to the operating cash flow of discontinued operations	8	(10)	(46)	(55)

Cash provided by continuing operating activities	1,206	716	2,158	1,422
Add: Excess tax benefit from exercise of stock options	2	—	5	—
Less:
Capital expenditures from continuing operations	(831)	(546)	(1,551)	(1,018)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(10)	(6)	(21)	(16)

Free Cash Flow	$367	$164	$591	$388

TIME WARNER CABLE INC.
RECONCILIATION OF NET DEBT
(Unaudited)

	June 30,	December 31,
	2007	2006
	(in millions)
Long-term debt	$13,869	$14,428
Debt due within one year	2	4

Total debt	13,871	14,432
Less: Cash and equivalents	(70)	(51)

Net debt(a)	13,801	14,381
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300

Net debt and mandatorily redeemable preferred membership units issued by a subsidiary	$14,101	$14,681

(a)	Net debt is defined as total debt less cash and equivalents.

TIME WARNER CABLE INC.
RECONCILIATION OF PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
     The unaudited pro forma condensed combined statement of operations for the three and six months ended June 30, 2006, presents pro forma information for the Company as if the Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results will be after giving effect to the Transactions and the consolidation of the Kansas City Pool and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this information does not reflect financial and operating benefits the Company expects to realize as a result of the Transactions and the consolidation of the Kansas City Pool.

	Three Months Ended June 30, 2006
						Pro Forma
			Comcast	Less	Subtotal of	Adjustments—	Consolidation	Pro Forma
	Historical	Historical	Historical	Items Not	Net Acquired	The	of the Kansas	Adjustments—	Pro Forma
	TWC	Adelphia	Systems	Acquired	Systems	Transactions	City Pool	TKCCP	TWC
	(in millions)
Revenues:
Subscription:
Video	$1,625	$908	$216	$(396)	$728	$—	$131	$—	$2,484
High-speed data	601	220	64	(100)	184	—	43	(20)	808
Voice	163	—	18	—	18	—	14	—	195

Total Subscription	2,389	1,128	298	(496)	930	—	188	(20)	3,487
Advertising	133	70	25	(27)	68	—	10	—	211

Total revenues	2,522	1,198	323	(523)	998	—	198	(20)	3,698
Costs and expenses:
Costs of revenues(a)	1,115	704	126	(319)	511	—	99	(12)	1,713
Selling, general and administrative(a)	446	90	102	(37)	155	—	30	6	637
Merger-related and restructuring costs	11	—	—	—	—	—	—	—	11
Other, net	—	9	9	(9)	9	—	—	—	9

OIBDA	950	395	86	(158)	323	—	69	(14)	1,328
Depreciation	388	192	54	(83)	163	4	29	(9)	575
Amortization	18	34	2	(9)	27	27	—	5	77

Operating Income	$544	$169	$30	$(66)	$133	$(31)	$40	$(10)	$676

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

	Six Months Ended June 30, 2006
						Pro Forma
			Comcast	Less	Subtotal of	Adjustments—	Consolidation	Pro Forma
	Historical	Historical	Historical	Items Not	Net Acquired	The	of the Kansas	Adjustments—	Pro Forma
	TWC	Adelphia	Systems	Acquired	Systems	Transactions	City Pool	TKCCP	TWC
	(in millions)
Revenues:
Subscription:
Video	$3,199	$1,787	$421	$(782)	$1,426	$—	$256	$—	$4,881
High-speed data	1,169	431	126	(196)	361	—	83	(39)	1,574
Voice	297	—	38	—	38	—	26	—	361

Total Subscription	4,665	2,218	585	(978)	1,825	—	365	(39)	6,816
Advertising	242	130	45	(52)	123	—	19	—	384

Total revenues	4,907	2,348	630	(1,030)	1,948	—	384	(39)	7,200
Costs and expenses:
Costs of revenues(a)	2,202	1,394	248	(587)	1,055	—	196	(23)	3,430
Selling, general and administrative(a)	883	177	205	(96)	286	—	60	13	1,242
Merger-related and restructuring costs	21	—	—	—	—	—	—	—	21
Other, net	—	29	9	(29)	9	—	—	—	9

OIBDA	1,801	748	168	(318)	598	—	128	(29)	2,498
Depreciation	768	380	106	(167)	319	17	58	(18)	1,144
Amortization	37	67	5	(18)	54	56	—	10	157

Operating Income	$996	$301	$57	$(133)	$225	$(73)	$70	$(21)	$1,197

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. BASIS OF PRESENTATION
     On July 31, 2006, a subsidiary of Time Warner Cable Inc. (“TWC”), Time Warner NY Cable LLC (“TW NY”), and Comcast Corporation (together with its subsidiaries, “Comcast”) completed the acquisition of substantially all of the cable assets of Adelphia Communications Corporation (the “Adelphia Acquisition”), Comcast’s interests in TWC and Time Warner Entertainment Company, L.P. were redeemed (the “Redemptions”), and TW NY and Comcast exchanged certain cable systems (the “Exchange” and, together with the Adelphia Acquisition and the Redemptions, the “Transactions”). The cable systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including gains recognized on the transfers, have been reflected as discontinued operations for all periods presented.
     As previously disclosed, Texas and Kansas City Cable Partners, L.P. (“TKCCP”) was a 50-50 joint venture between a consolidated subsidiary of TWC (Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”)) and Comcast. On January 1, 2007, TKCCP distributed its assets to its partners. TWC received certain cable assets located in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the pool of assets consisting of the Houston cable systems (the “Houston Pool”), which served approximately 795,000 basic video subscribers as of December 31, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007. TKCCP was formally dissolved on May 15, 2007. For accounting purposes, TWC has treated the distribution of TKCCP’s assets as a sale of TWC’s 50% equity interest in the Houston Pool and as an acquisition of Comcast’s 50% equity interest in the Kansas City Pool. As a result of the sale of TWC’s 50% equity interest in the Houston Pool, TWC recorded a pretax gain of approximately $146 million in the first quarter of 2007, which is included as a component of other income, net, in the consolidated statement of operations for the six months ended June 30, 2007.